Entergy Corporation 639 Loyola Avenue New Orleans, LA 70013

Exhibit 99.1

Date:	October 16, 2008

For Release:	Immediate

Contact:	Yolanda Pollard (Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Preliminary Third Quarter Earnings Guidance
Reflecting Effects of Hurricanes Gustav and Ike

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects third quarter 2008 as-reported earnings of approximately $2.40 per share and operational earnings of $2.49 per share compared to as-reported and operational results of $2.30 per share in third quarter 2007.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. As-reported earnings in third quarter 2008 will include a special item at Utility, Parent and Other for expenses associated with outside services provided during the quarter in connection with the non-utility nuclear spin-off transaction. Entergy had no special items included in earnings for third quarter 2007.

The increase in third quarter 2008 operational earnings is due primarily to higher earnings at Entergy Nuclear partially offset by lower results at Entergy's Non-Nuclear Wholesale Assets business compared to third quarter 2007. In addition, Entergy's earnings for the current period include the positive effect of accretion associated with the company's share repurchase program.

The quarter on quarter increase in earnings at Entergy Nuclear is attributed to higher revenue primarily from higher energy pricing. Entergy's Non-Nuclear Wholesale Assets business results for the current quarter include a decrease in earnings attributed to higher income tax expense associated with the redemption of an investment during the third quarter of 2008.

Utility, Parent and Other results in third quarter 2008 are essentially unchanged from earnings in third quarter 2007. The quarter on quarter results include the positive effect of lower income tax expense which was offset by lower net revenue, including lower sales due to the effect of outages related to hurricanes Gustav and Ike and an unfavorable weather effect. Weather was warmer than normal in third quarter 2007 compared to 2008. The primary driver of the income tax variance at Parent/Other was the income tax benefit recognized in connection with the liquidation of Entergy Power Generation, L.L.C. on September 30, 2008.

Entergy affirmed previously issued as-reported and operational earnings guidance for 2008 to be in the range of $6.50 to $6.90 per share. Guidance for 2008 does not include a special item for expenses, a portion of which were incurred during second and third quarters, anticipated in connection with the non-utility nuclear spin-off transaction.

A teleconference will be held on October 28, 2008 at 10:00 a.m. CT to discuss Entergy's third quarter 2008 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 3834525, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com.

A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 3834525.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $11 billion and approximately 14,300 employees.

Additional investor information can be accessed online at

www.entergy.com/investor_relations

In this news release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy's Form 10-K for the year ended December 31, 2007, (ii) Entergy's Form 10-Q for the quarterly periods ended March 31 and June 30, 2008 and (iii) Entergy's other reports and filings made under the Securities Exchange Act of 1934,(b)the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings):(i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.